================================================================================
--------------------------------------------------------------------------------

                            Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the Appropriate Box:
[   ]    Preliminary Proxy Statement

[   ]    Confidential,  for Use of the Commission  Only (as permitted by Rule
         14a-6(e)(2))

[ X ]    Definitive Proxy Statement

[   ]    Definitive Additional Materials

[   ]    Soliciting  Material  Pursuant to Section  240.14a-11(c)  or Section
         240.14a-12

================================================================================

                           HUDSON UNITED BANCORP, INC.

                 (Name of Registrant as Specified in its Charter
                                       and
                     Name of Person Filing Proxy Statement)

================================================================================


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[  ]     Fee computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
         0-11.

         1)       Title  of  each  class  of  securities  to  which  transaction applies:
                  ______________________________________________________
         2)       Aggregate number of securities to which transaction applies:
                  ______________________________________________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                  ______________________________________________________
         4)       Proposed maximum aggregate value of transaction:
                  ______________________________________________________
         5)       Total fee paid:
                  ______________________________________________________
[   ]    Fee paid previously with preliminary materials.

[   ]    Check box if any part of the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            Amount Previously Paid:  _____________________________________
            Form, Schedule or Registration Statement No.: _________________ Filing Party: ________________________________________________
            Date Filed:  __________________________________________________

================================================================================

                              Hudson United Bancorp
                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 23, 2000

TIME............................         9:00 a.m. local time on Wednesday,
                                         August 23, 2000

PLACE...........................         The Yankee Silversmith Inn
                                         1033 North Colony Road
                                         Route Five
                                         Wallingford, Connecticut 06492

ITEMS OF BUSINESS...............         (1)     The election of the four
                                                 persons named in the
                                                 accompanying Proxy Statement to
                                                 serve as directors of Hudson
                                                 United Bancorp for the terms
                                                 specified in the Proxy
                                                 Statement.

                                         (2)     Such other business,  including
                                                 the  shareholder   proposal  on
                                                 page 12, as may  properly  come
                                                 before the meeting.


RECORD DATE................              Shareholders of record at the close of
                                         business on June 30, 2000 are
                                         entitled to notice of and to vote at
                                         the meeting.

ANNUAL REPORT............                The Corporation's 1999 Annual Report,
                                         which is not part of the proxy
                                         soliciting material, is enclosed.

PROXY VOTING...............              You may vote by mail, by telephone, on
                                         the Internet or in person at the
                                         Annual Meeting. You may revoke your
                                         proxy at any time prior to its exercise
                                         by delivering to Hudson United Bancorp
                                         a later-dated proxy or written
                                         notice of revocation.



July 20, 2000

                  IMPORTANT - PLEASE RETURN YOUR PROXY PROMPTLY

                              Hudson United Bancorp
                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430

                            -------------------------

                                 PROXY STATEMENT
                               Dated July 20, 2000

                       GENERAL PROXY STATEMENT INFORMATION

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hudson United Bancorp ("Hudson United Bancorp" or the "Corporation") of proxies for use at the Annual Meeting of Shareholders of the Corporation (the "Annual Meeting") to be held at The Yankee Silversmith Inn, 1033 North Colony Road, Route Five, Wallingford, Connecticut 06492 on August 23, 2000 at 9:00 a.m. local time. The business expected to be voted upon at the Annual Meeting is the election of four persons named in this proxy statement to serve as directors for the terms specified herein and a shareholder proposal. This proxy statement is first being mailed to shareholders on approximately July 20, 2000.

Proxies

         Your vote is important.

         Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Any shareholder of record giving a proxy has the right to attend and to vote at the Annual Meeting in person.

Who Can Vote

         The record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting is June 30, 2000. Only shareholders of record as of that date will be entitled to notice of, and to vote at, the Annual Meeting. On the record date, 50,403,991 shares of common stock, without par value, were outstanding and eligible to be voted at the Annual Meeting. Each share of common stock is entitled to one vote per share.

How to Vote Your Shares.

          Your vote is important and you are encouraged to vote your shares promptly.

          Each proxy submitted will be voted as directed. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends. If any other matters are properly presented at the meeting for consideration that are not described in this proxy statement, the proxies will use their own judgement to determine how to vote your shares. At the date this proxy statement went to print, we did not anticipate that any other matters would be raised at the meeting.

          We are offering you three alternative ways to vote your shares this year.

          To Vote By Mail
          ---------------
          As in previous years you can vote your proxy by mail. If you wish to use this method to vote, please date, sign, and mail your proxy card in the envelope provided as soon as possible.

          To Vote By Telephone (Touch-Tone Phone Only)
          --------------------------------------------
          For the first time we are offering telephonic voting. You will notice a control number printed on your proxy card. If you wish to vote by telephone, you must call toll-free 1-800-PROXIES and follow the instructions. You will be given the option to vote on the proposals individually or vote for all of the Board of Directors' recommendations. If you vote by telephone, you must have your control number and the proxy card available when you call.

          To Vote By Internet
          -------------------
          For the first time we are offering voting by the Internet. If you wish to vote using the Internet, you can access the web page at "www.voteproxy.com" and follow the on-screen instructions. If you vote by Internet, you must have your control number and the proxy card available when you access the web page.

          If you are a participant in our dividend reinvestment plan, the shares held in your dividend reinvestment account will be voted in the same manner as your other shares, whether you vote by mail, by telephone, or by Internet.

          Regardless of the method that you use to vote, you will be able to vote in person or revoke your proxy if you follow the instructions provided below in the section entitled "To Revoke Your Proxy Instructions."

        If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

To Revoke Your Proxy Instructions

      The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the meeting. If you submit a proxy and then wish to change your vote or vote in person at the meeting, you will need to revoke the proxy that you have submitted. You can revoke your proxy at any time before it is exercised by delivery of a properly executed, later-dated proxy or a written revocation of your proxy. A later dated proxy or written revocation must be received before the meeting by the Secretary of the Corporation, D. Lynn Van Borkulo-Nuzzo, at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430, or it must be delivered to the Secretary of the Annual Meeting before proxies are voted. You may also revoke your proxy by submitting a new proxy via telephone or the Internet. You will be able to change your vote as many times as you wish and the last vote received chronologically will supercede any prior votes. Please note that if you vote by the Internet, the maximum number of times you can access the website using any one control number is limited to five times per day.

Required Vote

         Directors will be elected by a plurality of the votes cast at the Annual Meeting. At the Annual Meeting, an inspector of election will tabulate ballots cast by shareholders present and voting in person, votes cast by telephone or on the Internet and votes cast by proxy. Under applicable state law and Hudson United Bancorp's Certificate of Incorporation and By-laws, abstentions and broker non-votes are counted for purposes of establishing a quorum but otherwise do not count. Generally, the approval of a specified percentage of shares voted at a shareholder meeting is required to approve a proposal and thus abstentions and broker non-votes have no effect on the outcome of a vote.

         All shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the four nominees named in this Proxy Statement and against the shareholder proposal unless the shareholder specifies a different choice by means of his proxy or revokes the proxy prior to the time it is exercised. Should any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters in their discretion.

Solicitation of Proxies

         This proxy solicitation is being made by the Board of Directors of the Corporation and the cost of the solicitation will be paid by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile transmission by officers, directors and employees of the Corporation and Hudson United Bank ("HUB"), the Corporation's wholly owned subsidiary bank, who will not be paid for solicitation activities. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation material to the beneficial owners of shares held of record by such persons, and the Corporation will reimburse them for their reasonable expenses incurred in forwarding the materials.

Shareholder Proposals

         New Jersey corporation law requires that the notice of shareholders' meeting (for either a regular or special meeting) specify the purpose or purposes of such meeting. Thus, shareholder proposals must be referred to in the Corporation's notice of shareholders' meeting for such proposal to be properly considered at a meeting of shareholders.

         Any Hudson United Bancorp shareholder that wishes to have a proposal included in the Corporation's notice of shareholders' meeting, proxy statement and proxy card for its 2001 Annual Meeting must submit the proposal to the Corporation by the deadline. Under rules of the Securities and Exchange Commission (the "SEC"), if Hudson United Bancorp's 2001 annual meeting is held before July 24, 2001 (30 days before this year's meeting date), the deadline for submitting a shareholder proposal will be a reasonable time prior to printing next year's proxy statement. Hudson United Bancorp currently expects to hold its 2001 Annual Meeting prior to July 24, 2001 and to print next year's proxy statement during the first week in February 2001, and Hudson United Bancorp would consider a proposal submitted by December 15, 2000 to be reasonably timely.


                          GOVERNANCE OF THE CORPORATION

         Pursuant to New Jersey corporation law and the Corporation's Certificate of Incorporation and By-laws, the business and affairs of the Corporation are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Corporation's business through discussions with the Chairman and officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Some members of the Board also served as directors of the Corporation's subsidiary bank.

         During 1999, the Board held 14 meetings and Board committees held a total of 14 meetings. The average attendance in the aggregate of the total number of Board and committee meetings was 93%. During 1999, no director attended fewer than 83% of the total meetings of the Board and the committees on which the director served except for Director Strauber who was recovering from surgery and attended 68% of the meetings.

Committees of the Board of Directors

         Hudson United Bancorp has a standing Audit Committee of the Board of Directors. This committee recommends the firm to be appointed as independent accountants to audit the Corporation's financial statements and to perform services related to the audit; reviews the scope and result of the audit with the independent accountants; reviews with management and the independent accountants the Corporation's interim and year-end operating results; considers the adequacy of the internal accounting and auditing procedures of the Corporation; considers the accountants' independence; and reviews examination reports by bank regulatory agencies and audit reports to management prepared by the internal auditing department, and the response of management to those reports. The audit committee reports to the full Board concerning pertinent matters coming before it. The Audit Committee met four times during 1999. During 1999, Sr. Grace Frances Strauber served as Chairperson of the Audit Committee. The other Hudson United Bancorp members of the Audit Committee are Donald P. Calcagnini, Noel deCordova, Jr., Thomas R. Farley, Bryant D. Malcolm, James E. Schierloh and John H. Tatigian.

         Hudson United Bancorp has a standing Nominating Committee consisting of Robert J. Burke, Chairman, Donald P. Calcagnini, W. Peter McBride, Charles F.X. Poggi and Kenneth T. Neilson. The committee reviews qualifications of and recommends to the Corporation's Board candidates for election as directors. The committee considers recommendations from shareholders received sufficiently in advance of the mailing of the proxy statement for the annual meeting. During 1999, the committee met three times.

         Hudson United Bancorp has a standing Compensation Committee consisting of Charles F.X. Poggi, Chairman, Robert J. Burke, Joan David, W. Peter McBride, John H. Tatigian, Jr. The committee sets the salary and bonuses of executive officers. During 1999, the committee met three times.

Compensation of Directors

The Corporation's Board has established directors' retainers and fees effective December 8, 1998 as follows:


o        Annual Hudson United Bancorp Director's Retainer                       $ 24,000
o        Hudson United Bancorp Board Meetings                                   $  1,000
o        Annual HUB Director's Retainer                                         $  6,000
o        HUB Board Meetings                                                     $    250
o        HUB Committee Meetings                                                 $    250
o        Committee Retainers:
         -------------------
                           Chairman, Audit Committee                            $  7,000
                           Chairman, Compensation Committee                     $  7,000
                           Chairman, Executive Committee                        $  7,000
                           Chairman, Nominating Committee                       $  7,000
                           Chairman, Long Range Planning Committee              $  7,000
                           Chairman, Trust Committee                            $  7,000
                           Member, Audit Committee                              $  5,000
                           Member, Compensation Committee                       $  5,000
                           Member, Executive Committee                          $  5,000
                           Member, Nominating Committee                         $  5,000
                           Member, Long Range Planning Committee                $  5,000
                           Member, Trust Committee                              $  5,000


         Deferred Compensation. The Corporation's Board has a nonqualified Deferred Compensation Plan for directors covering retainer and committee fees. Participation is optional. Interest is paid on deferred fees at the highest rate paid by HUB on passbook savings, which is currently 5%. The provisions of the Deferred Compensation Plan are designed to comply with certain rulings of the Internal Revenue Service under which the deferred amounts are not taxed until received. Under the Deferred Compensation Plan, the directors who elect to defer their fees will receive the fees over time after they retire.

Compensation Committee Interlocks and Insider Participation

         As noted under the caption "Board Compensation Committee Report on Executive Compensation," various aspects of the compensation of the Hudson United Bancorp executive officers are determined by the Compensation Committee.

         Charles F. X. Poggi who is the Chairman of the Compensation Committee and is involved in setting executive compensation is President of Poggi Press, a general printing company. During 1999, Poggi Press was paid $677,000 for printing work for Hudson United Bancorp. Management believes the terms and conditions of the transactions with Poggi Press to be equivalent to terms available from an independent third party.

         W. Peter McBride, who is on the Compensation Committee and is involved in setting executive compensation, is affiliated with McBride Corporate Real Estate. McBride Corporate Real Estate was retained to assist in the sale and/or leasing of various Hudson United Bancorp properties and in doing so earned commissions of approximately $584,000. Management believes the terms and conditions of the transactions with McBride Corporate Real Estate to be equivalent to terms available from an independent third party.

Certain Transactions with Management

         HUB has  made in the  past  and,  assuming  continued  satisfaction  of generally applicable credit standards, expects to continue to make, loans to directors, executive officers and their associates (i.e., corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of 10% or more). These loans have all been made in the ordinary course of the banking business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or other unfavorable features. Directors, executive officers and their associates did not during 1999 or during 2000 through the date of this proxy statement borrow from HUB an amount in excess of 10% of the bank's equity capital for any one director or executive officer (together with their associates) or an amount in excess of 20% of the bank's equity capital for all directors and executive officers and their associates as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers to file reports relating to their ownership and changes in ownership of the Corporation's common stock with the Securities and Exchange Commission and New York Stock Exchange. Based on information provided by the Corporation's directors and executive officers and a review of such reports, the Corporation believes that all required reports were filed on a timely basis during 1999.

            STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

         The following table sets forth information concerning the beneficial ownership of Hudson United Bancorp Common Stock as of April 30, 2000, by each executive officer of Hudson United Bancorp for whom individual information is required to be set forth in this Proxy Statement pursuant to the rules of the SEC (the "Named Officers"), by each director and by all directors and executive officers as a group. Hudson United Bancorp does not know of any person who beneficially owns more than 5% of its outstanding common stock.


                            Beneficial Ownership of Hudson United Bancorp Common Stock

                                                 Number of Common Shares Beneficially
Name of Beneficial Owner                                       Owned (1)                               Percent of Class
------------------------                                       ---------                               ----------------

         Robert J. Burke                                          89,448 (2)                                *
         Donald P. Calcagnini                                    126,367 (3)                                *
         Joan David                                              167,403 (4)                                *
         Noel deCordova, Jr.                                      25,673 (5)                                *
         Thomas R. Farley                                        131,550 (6)                                *
         Bryant Malcolm                                           22,017 (7)                                *
         W. Peter McBride                                         80,794 (8)                                *
         John F. McIlwain                                         47,483 (9)                                *
         Kenneth T. Neilson                                      395,322 (10)                               *
         Charles F.X. Poggi                                      234,927                                    *
         David A. Rosow                                          679,472 (11)                              1.35%
         James E. Schierloh                                       90,668 (12)                               *
         Thomas J. Shara, Jr.                                    140,656 (13)                               *
         Susan Staudmyer                                          30,677 (14)                               *
         Sister Grace Frances Strauber                             1,262                                    *
         John H. Tatigian, Jr.                                    36,105 (15)                               *
         D. Lynn Van Borkulo-Nuzzo                               108,640 (16)                               *


Directors and Executive Officers of
  Hudson United Bancorp as a group (20 persons)                2,508,764 (17)                              4.98%


NOTES:

*        Less than 1.00%.

(1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. Beneficially owned shares also include shares owned
         (i) by a spouse,  minor children or by relatives sharing the same home,
         (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the Hudson United Bancorp dividend reinvestment plan.

(2) Of this total, 14,072 shares are held by Mr. Burke's wife, and 30,322 are held by Union Dry Dock & Repair Co. Mr. Burke disclaims beneficial ownership of the shares held by his wife.

(3) Of this total, 74 shares are held by Mr. Calcagnini as trustee for his aunt.

(4) Of this total, 11,036 are held in an IRA and 30,100 are held by Mrs. David and Mr. Lawrence David as trustees for the David Foundation.

(5) Of this total, 4,561 shares are held by Mr. deCordova's wife. Mr. deCordova disclaims beneficial ownership of the shares owned by his wife.

(6) Of this total, 72,901 shares are held in a trust created under the Will of Edward Hinkley, for which Mr. Farley serves as co-trustee and 1,277 shares are held by Mr. Farley's wife. Mr. Farley disclaims beneficial ownership of the shares owned by his wife.

(7) Of this total, 1,119 shares are held by Mr. Malcolm's wife and 2,442 are held by a corporation over which Mr. Malcolm exercises a controlling interest. Mr. Malcolm disclaims beneficial ownership of the shares held by his wife.

(8) Of this total, 1,116 shares are held by Mr. McBride's wife and 75,283 shares are held by Mr. McBride as trustee for limited partnerships affiliated with Mr. McBride. Mr. McBride disclaims beneficial ownership of the shares held by his wife.

(9) Of this total, 5,982 shares are held in Mr. McIlwain's account in the Corporation's 401(k) plan, which he directs, 20,150 shares are held in the Corporation's restricted stock program and 1,939 shares in Dividend Reinvestment.

(10) Of this total, 27,293 shares are held in Mr. Neilson's account in the Corporation's 401(k) plan, which he directs, 60,000 shares are held for Mr. Neilson under the Corporation's Restricted Stock Plan, 4,308 shares are held in an IRA, 2,868 shares are held by Mr. Neilson's wife, 35,300 shares are held for his children, and 174,463 shares represent vested options. Mr. Neilson disclaims beneficial ownership of the shares owned by his wife.

(11) This total includes 10,927 shares held in the Rosow Family Foundation Charitable Trust and 501,220 held by Mr. Rosow's wife. Mr. Rosow disclaims beneficial ownership of the shares owned by his wife.

(12) Of this total 5,663 shares are held by Mr. Schierloh's wife. Mr. Schierloh disclaims beneficial ownership of the shares owned by his wife.

(13) Of this total, 17,817 shares are held in Mr. Shara's account in Hudson United Bancorp's 401(k) Plan which he directs , 15,000 shares are held for Mr. Shara under the Corporations Restricted Stock Plan and 69,695 shares represent vested options.

(14) Of this total 377 shares are held in Ms. Staudmyer's 401(k) plan which she directs and 30,300 shares are held under the Corporation's Restricted Stock Plan.

(15)     Of  this  total,  22,558  shares  are  held in an IRA  directed  by Mr.
         Tatigian.

(16) Of this total, 11,676 shares are held in Ms. Van Borkulo-Nuzzo's account in the Corporation's 401(k) plan, which she directs, 20,000 shares are held under the Corporation's Restricted Stock Plan, and 67,043 shares represent vested options.

(17) Of this total, 78,213 shares are held in Hudson United Bancorp's 401(k) plans for specified individuals, 181,759 shares are held for executive officers under Hudson United Bancorp's restricted stock plan, and 344,956 shares represent vested options. Excluded from the shares reported in the Table are 43,013 shares held by HUB's Trust Department as trustee for Hudson United Bancorp's pension plan. These additional shares held by HUB's Trust Department are not reported as beneficially owned by Hudson United Bancorp's directors or executive officers, although by virtue of the officers' and directors' service on HUB's Trust Committee, it may be asserted that the directors and officers have beneficial ownership of such shares. The directors and executive officers disclaim beneficial ownership of such shares.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

         Hudson United Bancorp's Certificate of Incorporation and By-laws authorize a minimum of 5 and a maximum of 25 directors, but leaves the exact number to be fixed by resolution of the Corporation's Board of Directors. The Corporation's Board has fixed the number of directors at 13, effective August 23, 2000.

         Pursuant to the Hudson United Bancorp Certificate of Incorporation, the directors of the Corporation are divided into three classes. Directors are generally elected for three-year terms on a staggered basis.

         Donald P. Calcagnini and David A. Rosow are each being nominated for a three-year term extending to the 2003 Annual Meeting, Charles F.X. Poggi is being nominated for a two-year term extending to the 2002 Annual Meeting and Robert J. Burke is being nominated for a one-year term extending to the 2001 Annual Meeting . If, for any reason, any of the nominees become unavailable for election, the proxy solicited by the Board of Directors will be voted for a substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is not available or will not serve if elected.

         The names of the nominees for election, the directors whose terms extend beyond the Annual Meeting and certain information about each of them are set forth in the tables below. Years of service on the Board includes prior service on the Board of Directors of HUB prior to the formation of the holding company.


                        Nominees for 2000 Annual Meeting

        Name, Age & Position with the                Principal Occupation                  Director         Term
                 Corporation                        During Past Five Years                  Since         Expiring
                 -----------                        ----------------------                  -----         --------
        Robert J. Burke, 67              o    President and Chief Operating                  1979           2001
                                              Officer, Union Dry Dock and Repair Co.

        Donald P. Calcagnini, 64         o    Retired;                                       1996           2003
                                         o    Chairman of the Board of Directors
                                              of Lafayette American Bank from 1993 to
                                              1999;
                                         o    Chief Executive Officer of
                                              Lafayette American Bank from March 1993
                                              to April 1994; Chairman of the Board of
                                              Directors of Lafayette American Bancorp
                                              from March 1992 to February 1994; and
                                              Chief Executive Officer of Lafayette
                                              American Bancorp from 1986 to February
                                              1994.

        Charles F.X. Poggi, 69           o    President and Chief Operating                  1973           2002
                                              Officer, The Poggi Press (general
                                              printing business).


        David A. Rosow, 58               o    Chairman and CEO of Rosow &                    1996           2003
                                              Company, Inc. (a private investment
                                              company);
                                         o    Chairman of International Golf
                                              Group, Inc.;
                                         o    Director  of the  former  Westport
                                              Bancorp  and  its  subsidiary  The
                                              Westport  Bank and  Trust  Company
                                              from 1990 to 1996 and  Chairman of
                                              the  Board  of both  from  1991 to
                                              1996.


                      Directors Whose Terms Expire in 2001

        Name, Age & Position with the                  Principal Occupation                 Director         Term
        Corporation                                   During Past Five Years                  Since        Expiring
        -----------                                   ----------------------                  -----        --------

        Joan David, 61                    o    Substitute Teacher, Board of                   1994           2001
                                               Cooperative Educational Services of
                                               Rockland County.

        Thomas R. Farley, 73              o    Retired February 1995;                         1994           2001
                                          o    Formerly a partner in the law firm
                                               of Farley & Isles from 1980 to 1995.

        Kenneth T. Neilson, 52            o    Chairman, President and CEO of                 1989           2001
                                               Hudson United Bancorp and HUB.

        Sister Grace Frances Strauber,    o    Franciscan Health System Member from           1979           2001
        73                                     1991 to 1999;
                                          o    Chairperson, Audit Committee
                                               Franciscan Health Partnership from 1996
                                               to 1999;
                                          o    Member, Board of Stewards Franciscan
                                               Health Partnership, Inc. from 1998 to
                                               1999.

        James E. Schierloh, 70           o     Chairman, Emeritus 1996 to present;            1972           2001
                                         o     Chairman of the Board of Hudson
                                               United Bancorp and HUB from 1990
                                               to 1996;
                                         o     Formerly self-employed Public
                                               Accountant.



                    Directors whose Terms will expire in 2002

        Name, Age & Position with the                 Principal Occupation                Director          Term
        Corporation                                  During Past Five Years                 Since       Expiring
        -----------                                  ----------------------                 -----       --------
        W. Peter McBride, 54              o    President of McBride Enterprises,             1995           2002
                                               Inc.;
                                          o    President      McBride     Agency
                                               (real-estate    development   and
                                               investment company).

        Bryant Malcolm, 65                o    1997 to present: President,                   1995           2002
                                               Malcolm-Brooker Company, Inc. (a
                                               consulting firm); Consultant;
                                          o    Founder & President, The B.D.
                                               Malcolm Company, Inc. (general
                                               contractors) from 1961 to 1997.

        John H. Tatigian, Jr., 63         o    Retired;                                      1996           2002
                                          o    Senior Vice President of Peter
                                               Paul-Hershey (confection company).

        Noel deCordova, Jr., 71           o    Retired;                                      1998           2002
                                          o    Director of Poughkeepsie Savings
                                               Bank, FSB 1970 to 1998;
                                          o    Director of The Hammond Company
                                               from 1982 to 1995;
                                          o    Of  Counsel  to law  firm  of Van
                                               DeWater  and  Van  DeWater  since
                                               1990.



         No director of Hudson United Bancorp is also a director of any other company registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Recommendation and Vote Required on Proposal 1

         THE HUDSON UNITED BANCORP BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINATED SLATE OF DIRECTORS INCLUDED IN PROPOSAL 1.

         Directors will be elected by a plurality of the votes cast at the Hudson United Bancorp Meeting, whether in person or by proxy.

Shareholder Proposal

         Hudson United Bancorp receives suggestions from shareholders from time to time, some as formal shareholder proposals.

         The proponent of the shareholder proposal below has not affirmed that he will be present at the Annual Meeting to present the following proposal. Information on the shareholdings of the proponent is available by writing to: D. Lynn Van Borkulo-Nuzzo, Corporate Secretary, Hudson United Bancorp, 1000 MacArthur Boulevard, Mahwah, New Jersey 07430. The proposal and supporting statements are quoted below. The Board has concluded it cannot support this proposal for the reasons given.

         Robert D. Morse, 212 Highland Avenue, Moorestown, NJ 08057, has submitted the following proposal:

                      "That   the   Officers   and   Directors    consider   the
             discontinuance of all bonuses immediately, and options, rights, SARs, etc., after termination of any existing programs for top management. I must also include discontinuance request of "Severance Contracts", which overpay a person no longer satisfactory to the Company, just to leave!

                      "This does not include any programs for employees.

             "REASONS:

                      "Management and Directors are compensated enough to buy on open market, just as You and I, if they are so motivated.

                      "Management  is  already  well paid  with  base pay,  life insurance, retirement plans, paid vacations, free use of vehicles and other perks.

                      "Options,  rights,  SAR's, are available elsewhere,  and a higher offer would induce transfers, not necessarily "attain and hold" qualified persons.

                      "Who writes the  objections to my proposal?  Is it not the same persons who nominate and pay the directors who in turn will provide Management these exorbitant extras above a good base salary? Shareowners should start reading and realizing that these persons are not providing them entertainment on an individual choice basis, as do athletes, movie stars, and similar able performers.

                      "Align  management with shareowners" is a repeated ploy or
             "line" to lull us as to continually increasing their take of our assets. Do we get any options to purchase at previous [presumed] lower rates, expecting prices to increase?

                      "After  taxes,  present  base  salaries  are way above the
             $200,000.00 our President receives plus free lodging, and Management only looks after a Company, not the USA and some of the world problems. If they filled out a daily work or production sheet, what would it show?

                      "Please vote "YES" for this proposal."
                          ----------------------------

         YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ABOVE PROPOSAL.

         This proposal would discontinue some of the most significant components of compensation and render Hudson United Bancorp non-competitive in the employment market. Hudson United Bancorp's compensation decisions are designed to attract, motivate, and retain high-caliber employees at all levels of the Corporation. The Corporation's overall executive compensation levels are designed to be competitive with the relevant group of organizations. This is essential in the current economic environment with intense competition for executives' talent. The Corporation's overall compensation plans have three basic components: (1) an annual base salary component; (2) a short-term incentive component, consisting of an annual bonus; and (3) a long-term incentive component, which may include such features as stock options and restricted stock. Through this integrated compensation program, the Corporation has recruited new executives and retained executives key to the execution of its strategy.

         The Board and the Compensation Committees have and will continue to perform an analysis of compensation relative to the Corporation's performance and industry-wide trends. Because other companies provide their executives with significant incentives, including bonuses and stock-based incentives to remain employed, Hudson United Bancorp must be able to offer its executives comparable employment and incentive packages. This is essential for recruitment plus retention. Therefore, your Directors recommend that shareholders vote AGAINST this proposal.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on a hypothetical $100 investment made at the close of business on December 31, 1994 in: (a) Hudson United Bancorp Common Stock; (b) the Standard & Poor's ("S&P") 500 Index; and (c) the Keefe, Bruyette & Woods 50 ("KBW 50") Index. The graph is calculated assuming that all dividends are reinvested during the relevant periods. The graph shows how a $100 investment would increase or decrease in value over time, based on dividends (stock or cash) and increases or decreases in the market price of the stock.

         The KBW 50 is an index composed of fifty money center and regional banks. Hudson United Bancorp believes the KBW 50 Index provides a consistent means for comparing the performance of Hudson United Bancorp's Common Stock against other financial institutions generally.


                                                 1995           1996         1997          1998          1999
                                                 ----           ----         ----          ----          ----
Hudson United Bancorp                           155.03         182.62       308.42        251.92        227.24
S&P 500 Index                                   137.58         169.17       225.60        290.08        351.12
KBW 50 Index                                    160.16         228.66       331.21        358.63        346.18



                             EXECUTIVE COMPENSATION

Board Compensation Committee Report on Executive Compensation

         This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that Hudson United Bancorp specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Executive Compensation Policy

         Hudson United Bancorp's policy is to compensate its executives fairly and adequately for the responsibility assumed, for the success and direction of Hudson United Bancorp, for the effort expended in discharging that responsibility, and for the results achieved directly or indirectly from each executive's performance. "Fair and adequate compensation" is established after careful review of:

o        Hudson United Bancorp's earnings;

o Hudson United Bancorp's performance as compared to other companies of similar size and market area; and

o Comparison of what the market demands for compensation of similarly situated experienced executives.

         Total compensation takes into consideration a mix of base salary, bonus, restricted stock awards and stock options. The particular mix is established in order to competitively attract competent professionals, retain those professionals, and reward extraordinary achievement.

         The Compensation Committee also considers net income and earnings per share of Hudson United Bancorp Common Stock before finalizing officer increases for the coming year.

         Based upon its current levels of compensation, Hudson United Bancorp is not affected substantially by the provisions of Section 162(m) of the Internal Revenue Code which limits the deductibility of compensation above $1,000,000 for each of the five highest paid officers. Certain forms of compensation are exempt from this deductibility limit, primarily performance based compensation that has been approved by shareholders. Compensation under the stock option plans (but not the restricted stock plans) will be exempt.

         In  certain  instances,   compensation   decisions  take  into  account
contractual commitments assumed by or agreed to by Hudson United Bancorp as a result of an acquisition.

1.       Base Salary

         Salary is minimum compensation for any particular position and is not tied to any performance formula or standard. However, that is not to say that poor performance will not result in termination. Superior performance is expected of all executive officers.

         To establish salary, the following criteria are used:

o        Position description.

o        Direct responsibility assumed.

o Comparative studies of peer group compensation. Special weight is given to local factors.

o        Earnings performance of Hudson United Bancorp.

o Competitive level of salary to attract and retain qualified and experienced executives.

2.       Annual Bonuses

         For 1999, the parameters for the award of bonuses involved Hudson United Bancorp's performance specifically related to earnings per share (excluding non-recurring items), return on equity and minimum loan loss reserve levels.

         Under the bonus program the bonus pool may not exceed 10% of after tax profits of Hudson United Bancorp and the creation of the bonus pool may not cause the year-end results to fall below the targeted return on equity or the loan loss reserve to fall below the targeted loan loss reserve percentage. If the targeted results are not achieved, no bonuses will be paid under the program. Even if the targeted level is achieved, each department must meet its budget in order to be eligible for a bonus and employees must achieve key established goals in order to be personally eligible.

3.       Restricted Stock

         The  responsibility   for  establishing   restricted  stock  awards  is
delegated to the Stock Committee, which is a subsidiary-committee of the Compensation Committee.

         The Stock Committee meets two times each year to evaluate management's recommendations concerning meritorious performance of officers and employees for consideration to receive restricted stock awards.

         The Stock Committee makes awards based upon the following criteria:

o        Performance of the officer or employee in Hudson United Bancorp and HUB

o The benefit which Hudson United Bancorp or HUB has derived as a result of the efforts of the award candidate under consideration.

o Hudson United Bancorp's desire to encourage long-term employment of the award candidate.

4.       Stock Options

         The  1995  Stock  Option  Plan  was   approved  by  the   Corporation's
shareholders at the 1995 Annual Meeting; the 1999 Stock Option Plan was approved by the Corporation's shareholders at the 1999 Annual meeting.

         The responsibility for awards of stock options rests with the Stock Committee.

         The Stock Committee makes recommendations for awards based upon the following criteria:

o        Performance of the officer or employee in Hudson United Bancorp or HUB

o The benefit which Hudson United Bancorp or HUB receive from the services of the officer or employee.

o Hudson United Bancorp's desire to encourage long-term employment of the officer or employee.

5.       Perquisites

         Perks, such as company automobiles and their related expenses, country club memberships, auxiliary insurance benefits and other perks which the Corporation's Board may approve from time to time are determined and awarded pursuant to evaluation under the same criteria used to establish the base salary or, in certain circumstances, pursuant to contractual commitments assumed by or agreed to by the Corporation's as a result of an acquisition.

                                    * * * * *

         Hudson United  Bancorp has long  believed that a strong,  explicit link should exist between executive compensation and the value delivered to shareholders. The bonus program, restricted stock awards and stock option awards all provide competitive compensation that can increase based on Hudson United Bancorp's performance. Since each bonus is based on a direct, explicit link to Hudson United Bancorp's performance, it is directly and explicitly linked to the value received by shareholders. Hudson United Bancorp's profitability inures to the benefit of shareholders, and is a direct result of the direction established by management. The general compensation philosophy is that senior executives should be superior performers whose total compensation (including base salary, bonus, restricted stock and options) should place compensation above the seventy-fifth percentile in line with Hudson United Bancorp's performance.

         In 1999, the Compensation Committee utilized two salary surveys to establish executive compensation. The first survey, conducted by SNL Securities entitled "SNL Executive Compensation Review", was prepared for the nationwide commercial banking industry. The second report, "Financial Institutions Compensation Survey", prepared by Watson, Wyatt & Co., identified compensation in institutions in the $4 to $7.9 billion category in the Northeast.

         Mr. Neilson, the Chairman, President and CEO of Hudson United Bancorp, had a base salary of $450,000 in 1999. He received a base salary increase to $750,000 effective for 2000. This action was taken while the merger of equals with Dime Bancorp was pending and the size of the institution and Mr. Neilson's attendant responsibilities were expected to increase substantially. On May 1, 2000, Mr. Neilson's base salary was adjusted to $525,000 in recognition of the termination of the proposed merger with Dime and also the increased size of Hudson United Bancorp during 1999. Mr. Neilson is eligible for bonuses equal to 100% of his base salary. The stock-based incentive package for Mr. Neilson in 1999 (consisting of 20,000 shares of restricted stock and no stock options) was intended by the Compensation Committee to provide a level of stock-based compensation with an overall value competitive with that granted to chief executive officers of similarly-situated institutions in the New York metropolitan area. The Compensation Committee believes that Mr. Neilson's overall compensation package represents fair compensation in view of Hudson United Bancorp's 1999 performance and peer group comparisons.


               THE COMPENSATION COMMITTEE OF HUDSON UNITED BANCORP

                                 Robert J. Burke
                                   Joan David
                                W. Peter McBride
                               Charles F.X. Poggi
                              John H. Tatigian, Jr.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table summarizes all compensation earned in the past three years for services performed in all capacities for Hudson United Bancorp and its subsidiaries with respect to the Named Officers.


                           Summary Compensation Table


                                                                               Long Term Compensation
                                        Annual Compensation                            Awards
                                        -------------------                            ------

                                                                                                 Securities
                                                                              Restricted         Underlying          All Other
   Name and Principal                                                           Stock             Options/          Compensation
        Position                Year        Salary ($)      Bonus ($)       Award (s)(1) $         SARs(#)            (2) ($)
        --------                ----        ----------      ---------       --------------         -------            -------
Kenneth T. Neilson,             1999         450,000         450,000           521,250               -0-               18,542
Chairman, President &           1998         390,000         390,000           537,500               -0-               10,171
CEO, the Corporation &          1997         365,000         365,000           236,688            46,000               19,643
HUB

D. Lynn Van                     1999         210,000         105,000           260,625               -0-               14,509
Borkulo-Nuzzo, EVP &            1998         200,000         100,000           268,750               -0-               13,578
Corporate Secretary, the        1997         185,000          92,500            67,625            12,500               15,237
Corporation & HUB

Thomas J. Shara, Jr. EVP        1999         210,000         105,000           260,625               -0-               11,973
& Senior Loan Officer of        1998         190,000          95,000           268,750               -0-                8,371
the Corporation & HUB           1997         170,000          32,500               -0-            10,000               12,678

John McIlwain, EVP              1999         185,000          92,500           260,625               -0-               16,575
& Chief Credit Officer,         1998         155,803          85,000           134,375             5,000               10,799
the Corporation & HUB           1997         169,615         85,000                -0-               -0-                7,924

Susan M. Staudmyer,             1999         210,000         105,000           260,625               -0-               16,130
EVP, Retail Banking ,           1998         142,326         108,100           268,750            16,105                7,931
the Corporation & HUB (3)       1997           5,769             -0-               -0-               -0-                  -0-

-----------------------
Notes:

(1) The dollar amounts listed represent the number of shares of restricted stock granted, multiplied by the fair market value of each share of stock on the date of the grant. Cash dividends are paid directly to the officer holding the restricted stock but stock dividends are added to the restricted stock and are subject to the same restrictions. The number of shares reflected have been adjusted for the 3% stock dividend effected December 1, 1997, the 3% stock dividend effected September 1, 1998 and the 3% stock dividend effected December 1, 1999. As of December 31, 1999, Mr. Neilson, Ms. Van Borkulo-Nuzzo, Mr. Shara, Mr. McIlwain, and Ms. Staudmyer held 20,000, 10,000, 10,000, 15,150 and 20,300 shares of restricted stock, respectively, with aggregate values of $521,200, $260,000, $260,000, $398,884, and $529,018, respectively.

(2) All amounts in this column represent employer contributions to 401(k) plans on behalf of the Corporation Named Officers, premiums for life insurance in excess of $50,000 and income attributable to use of a company provided vehicle.

(3) Ms. Staudmyer first worked for the Corporation from December 31, 1996 to February 11, 1997. She rejoined the organization on April 13, 1998. Information with respect to Ms. Staudmyer's compensation in 1997 and 1998 represents (non-annualized) amounts actually paid.


Option Grants in 1999

No stock options were granted to the Named Officers in 1999.

Option Exercises

         The following table is intended to show options exercised during the last fiscal year and the value of unexercised options held at year-end 1999 by the Named Officers. Hudson United Bancorp does not utilize stock appreciation rights ("SARs") in its compensation package, although the SEC rules require that SARs be reflected in Table headings.


                 Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                                                 Number of
                                                                                 Securities              Value of
                                                                                 Underlying             Unexercised
                                                                                Unexercised            In-the-Money
                                                                                Options/SARs           Options/SARs
                                                                               at FY-End (#)         at FY-End ($)(1)
                                                                               -------------         ----------------
                                   Shares
                            Acquired on Exercise           Value                Exercisable/           Exercisable/
Name                                 (#)                Realized ($)           Unexercisable           Unexercisable
--------------------------- ---------------------- ----------------------- ----------------------- ----------------------
Kenneth T. Neilson                   -0-                    -0-                 174,463/103           $1,777,085/-0-
D. Lynn Van Borkulo-Nuzzo            -0-                    -0-                  67,043/103            $758,448/-0-

Thomas J. Shara                      -0-                    -0-                  69,695/103            $833,245/-0-
John F. McIlwain                   13,111                 256,594                 0/10,712                -0-/-0-
Susan M. Staudmyer                   -0-                    -0-                   0/16,015                -0-/-0-


-----------------------

NOTES:

(1) Options are "in the money" if the fair market value of the underlying security exceeds the exercise price of the option at year-end.


Employment Contracts, Termination of Employment and Change in Control
Arrangements

         Under Hudson United Bancorp's Restricted Stock Plan, each share of stock awarded is subject to a "Restricted Period" of from two to ten years, as determined by the committee administering the plan when it awards the shares. Effective upon the date of grant, the officer or employee is entitled to all the rights of a shareholder with respect to the shares, including dividend and voting rights. However, if a share recipient leaves the employment of Hudson United Bancorp or its subsidiaries during the Restricted Period for any reason, his or her shares may be forfeited to Hudson United Bancorp. Upon the occurrence of a change in control of Hudson United Bancorp, every Restricted Period then in existence with a remaining term of five years or less will automatically expire.

         Prior to termination of the merger agreement between Hudson United Bancorp and Dime Bancorp, Inc., the Compensation Committee adopted the Hudson United Bancorp and Subsidiaries Key Employee Retention Program. The program was designed to encourage designated key employees of Hudson United Bancorp and its subsidiaries (collectively, the "Company") to remain with the Company in connection the then pending merger and subsequent transition in light of the uncertainty then surrounding the consummation of the merger. Eligible employees received awards under the program that totaled, in the aggregate, 186,000 shares of restricted stock and $90,000 in cash awards. Restricted stock awards and cash awards under the program become 100% vested ten years from the date of the award. Restricted stock and cash awards will also become fully and immediately vested if, within two years after termination of the Hudson-Dime merger agreement, (1) the Company receives payment of $25 million or more in satisfaction of its rights under the terms of the September 16, 1999 Stock Option Agreement between Hudson and Dime; or (2) there occurs a Change in Control, as defined in the Restricted Stock Plan. If neither event described in the preceding sentence occurs within two years after the date of termination of the merger agreement, however, the restricted stock and cash awards will expire. The Stock Committee may, in its sole discretion, extend or modify this expiration provision for up to the balance of the ten year Restricted Period. The Compensation Committee retains the right to amend, modify, or terminate the program in its sole discretion, including the right to increase the $25 million minimum required payment to $50 million or more.

         Under the Hudson United Bancorp 1999 Stock Option Plan, options are granted with a term not to exceed ten years from the grant date. Each option is granted with a vesting schedule as determined by the Stock Committee. In the event of a change in control, as defined in the Plan, any option that has not vested, as of the date of the change in control, becomes fully vested.

         As of January 1, 1997, the Corporation entered into change in control agreements with Mr. Neilson, Ms. Van Borkulo-Nuzzo, Mr. Shara and Mr. McIlwain. As of August 16, 1999, the Corporation entered into a change in control agreement with Ms. Staudmyer. The Agreements generally provide that in the event of a Change in Control, the executive would be entitled to be employed for a period of three years and each would be entitled to substantially the same title, same salary and same benefits as existed prior to the change in control or the executive would be entitled to certain severance payments and benefits. These agreements do not become effective unless there is a change in control and then remain effective three years after a change in control (two years in the case of Mr. McIlwain and Ms. Staudmyer). Prior to a change in control, unless the Corporation stops their automatic renewal, the agreements are for two year "evergreen" terms (one year in the case of Mr. McIlwain and Ms. Staudmyer).

         Each agreement defines "change in control" to mean any of the following: (i) the acquisition of beneficial ownership by any person or group of 25% or more of the Corporation's voting securities or all or substantially all of its assets; (ii) the merger consolidation or combination (a "merger") with an unaffiliated entity unless following the merger the Corporation's directors constitute 50% or more of the directors of the combined entity and the Corporation's CEO is the CEO of the surviving entity; or (iii) during any two consecutive calendar years individuals who were directors of the Corporation at the start of the period cease to constitute two-thirds of the directors unless the election of the directors was approved by the vote of two-thirds of the directors then in office; or (iv) the transfer of all or substantially all of the Corporation's assets.

         With respect to Ms. Van Borkulo-Nuzzo's contract and Mr. Shara's contract, if either officer is terminated without cause, resigns for good reason following a change in control, dies or is disabled, the officer (or the officer's estate) is entitled to a lump sum payment equal to three times the sum of their annual salary and highest annual bonus in the last three years, as well as a continuation of family health coverage for a period of three years. In the event that the severance payments and benefits under the agreement, together with any other parachute payments, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code of 1986 (the "Code"), the payments to Ms. Van Borkulo-Nuzzo and Mr. Shara would be increased in an amount sufficient to pay the excise taxes and other income and payroll taxes necessary to allow Ms. Van Borkulo-Nuzzo and Mr. Shara to retain the same net amount, after such taxes as they were otherwise entitled to receive (a "Make Whole Tax Provision").

         With respect to Mr. McIlwain's contract and Ms. Staudmyer's contract, if either officer is terminated without cause, resigns for good reason following a change in control, dies or is disabled, the officer (or the officer's estate) is entitled to a lump sum payment equal to three times of the sum of their annual salary and the highest bonus paid or to be paid to the officer, as well as a continuation of their family's health coverage for the same number of years as the salary entitlement. However, under these contracts, in the event that the severance payments and benefits under the agreements, together with any other parachute payments, would constitute excess parachute payments under Section 280G of the Code, the payments and benefits under the agreements will be reduced (but not below zero) to the extent necessary to avoid excess parachute payments.

         With respect to Mr. Neilson's contract, if he is terminated without cause, resigns for good reason (as defined in the contract) within the first 90 days following a change in control, resigns for any reason after that 90 day period following a change in control, dies or is disabled, he (or his estate) is entitled to a lump sum payment equal to three times the sum of his annual salary and his highest bonus in the last three years, as well as a continuation of his family's health coverage for a period of three years. Mr. Neilson's contract contains a Make Whole Tax Provision.

Pension Plans

         The monthly retirement benefit for executives under the Employees Retirement Plan of Hudson United Bancorp (the "Plan") will generally be equal to the product of (a) 1% of the employee's base average annual monthly earnings (based on the highest five years of service) plus 1/2% of the employee's base average monthly earnings (based on the highest 5 years of service) in excess of the average Social Security taxable wage base, multiplied by (b) the years of credited service. Retirement benefits normally commence when an employee reaches age 65, but early retirement without reduction in benefit may be taken when an employee's age plus years of service equals 85.

         In the Plan, compensation in the form of a bonus is excluded from benefit calculations. Thus, for each Named Officer, only the amounts that are shown each year under the heading "Salary" in the Summary Compensation Table in this Proxy Statement are covered. The Plan also provides for disability pension benefits.

         As of January 1, 1996, Hudson United Bancorp adopted a Supplemental Employee Retirement Plan ("SERP"). The SERP provides a pension benefit which, in large part, makes up the amount of the benefits that cannot be provided under the Plan as a result of the limit on the amount of compensation that can be taken into account under Section 401(a)(17) of the Code ($160,000 in 1998 and indexed for inflation in subsequent years) and the amount of benefits payable under Section 415 of the Code. Unlike the Plan, the SERP covers salary and one-third of incentive compensation. The benefit is payable as a single life annuity and 100% survivor benefits are paid for the life of the designated beneficiary. Kenneth Neilson is the only person who has been designated as a participant under the SERP. Hudson United Bancorp has purchased life insurance to fund the benefit.

         The following table shows an employee's estimated annual retirement benefit from the Plan and the SERP combined, assuming retirement at age 65 for an individual reaching such age before January 1, 1999 and assuming a straight life annuity benefit, for the specified compensation levels and years of service. Except for Mr. Neilson, the amounts in the table below are limited under Section 401(a)(17) of the Code, as described in the preceding paragraph.
The benefits listed in the table are not subject to any deduction for social security or other offset amounts. Mr. Neilson has approximately 16 years of credited service under the pension plan as of January 1, 2000 and, at age 65, would have 32 years of credited service. Ms. Van Borkulo-Nuzzo has approximately 33 years of credited service under the pension plan as of January 1, 2000, and, at age 65, would have approximately 48 years of credited service. Mr. Shara has approximately 19 years of credited service as of January 1, 2000 and, at age 65, would have 43 years of credited service. Mr. McIlwain has 7 years of credited service as of January 1, 2000 and, at age 65, would have approximately 10 years of credited service. Ms. Staudmyer has approximately 1 year of credited service as of January 1, 2000 and at age 65, would have approximately 24 years of credited service.


                               Pension Plan Table

           Salary                                    Years of Service
                                    15                  20               25             30                  35
                                    --                  --               --             --                  --
           $125,000              $25,645            $34,193          $42,742          $51,290            $59,838
           $150,000              $31,270            $41,693          $52,117          $62,540            $72,963
           $200,000              $42,520            $56,693          $70,867          $85,040            $99,213
           $250,000              $53,770            $71,693          $89,617         $107,540           $125,463
           $300,000              $65,020            $86,693         $108,367         $130,040           $151,713
           $350,000              $76,270           $101,693         $127,117         $152,540           $177,963
           $400,000              $87,520           $116,693         $145,867         $175,040           $204,213
           $450,000              $98,770           $131,693         $164,617         $197,540           $230,463
           $500,000             $110,020           $146,693         $183,367         $220,040           $256,713
           $550,000             $121,270           $161,693         $202,117         $242,540           $282,963
           $600,000             $132,520           $176,693         $220,867         $265,040           $309,213



                         INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Anderson LLP, independent public accountants, have audited the books and records of Hudson United Bancorp since 1991. Selection of Hudson United Bancorp's independent public accountants for the 2000 fiscal year will be made by the Board of Directors subsequent to the Annual Meeting.

         Arthur Anderson LLP has advised Hudson United Bancorp that one or more of its representatives will be present at the Annual Meeting of shareholders to make a statement if they so desire and to respond to appropriate questions.

                                  OTHER MATTERS

         The Board of Directors is not aware of any other matters that may come before the Annual Meeting. However, in the event such other matters come before that meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

         Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it to the Corporation in the enclosed envelope.

                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         Kenneth T. Neilson
                                         Chairman, President and
                                         Chief Executive Officer


Mahwah, New Jersey

July 20, 2000